SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Wendy’s International, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WENDY’S INTERNATIONAL, INC.

[LOGO]
[RESTAURANT AND PRODUCT PHOTOS]

Notice of 2002 Annual Meeting of Shareholders, Proxy Statement, Financial Statements and Other Information

Contents

Notice of Annual Meeting of Shareholders
1	Proxy Statement
1	Voting Securities and Principal Holders Thereof
4
Approval of an Amendment to the Company’s Regulations Which Would Permit the Directors of the Company to Set the Number of Directors, and the Number of Directors in Each Class, Within a Specified Range

5	Election of Directors
8	Other Director Information and Committees of Directors
9	Audit Committee Report
11	Compensation of Management
11	Summary Compensation Table
12	Options Granted in Last Fiscal Year
13	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
13	Report of the Compensation Committee on Executive Compensation
16	Comparison of Five-Year Total Return For Wendy’s International, Inc., the Peer Group Index and the S&P 500 Index
18	Executive Agreements
19	Certain Transactions Involving Management
20	Approval of the Senior Executive Annual Performance Plan
23	Approval of an Amendment to the Company’s Regulations to Revise the Minimum Number of Directors Required on any Committee of the Board of Directors from Three to One
24	Independent Public Accountants
24	Other Matters
A-1	Annex A — Amended Section 2.02 of the Company’s Regulations
B-1	Annex B — Wendy’s International, Inc. Senior Executive Annual Performance Plan
C-1	Annex C — Amended Section 2.10 of the Company’s Regulations

Financial Statements and Other Information
AA-1	Management’s Review and Outlook
AA-8	Consolidated Statements of Income
AA-9	Consolidated Balance Sheets
AA-10	Consolidated Statements of Cash Flows
AA-11	Consolidated Statements of Shareholders’ Equity
AA-12	Consolidated Statements of Comprehensive Income
AA-13	Notes to the Consolidated Financial Statements
AA-24	Management’s Statement of Responsibility for Financial Statements, Report of Independent Accountants
AA-25	Officers and Directors
AA-26	Market for Common Stock and Related Stockholder Matters
AA-26	Selected Financial Data
AA-27	Safe Harbor Statement
Map to Wendy’s Annual Meeting

WENDY’S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy’s International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy’s International, Inc. (the “Company”) will be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, May 1, 2002, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.
To approve an amendment to Section 2.02 of the Company’s Regulations which would permit the Directors of the Company to set the number of Directors, and the number of Directors in each class, within a specified range.

2.
To elect four Directors, each for a term of three years (or, if the amendment to Section 2.02 of the Regulations is not approved by shareholders, to elect five Directors, each for a term of three years).

3.	To approve the Senior Executive Annual Performance Plan.

4.	To approve an amendment to Section 2.10 of the Company’s Regulations to revise the minimum number of Directors required on any committee of the Board of Directors from three to one.

5.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 4, 2002 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

YOUR VOTE IS IMPORTANT

Again this year we are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically through the internet or by telephone, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically through the internet or by telephone.

LEON M. McCORKLE, JR.
Secretary

Dublin, Ohio
March 5, 2002

WENDY’S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256
(614) 764-3100

PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Wednesday, May 1, 2002, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. A shareholder may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of Proxy. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing, by accessing the internet site, by using the toll-free telephone number stated on the form of Proxy, or in open meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated Proxy, by a later-dated electronic vote through the internet site, by using the toll-free telephone number stated on the form of Proxy, or by voting at the open meeting. All properly executed Proxies received by the Board of Directors, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” approval of an amendment to Section 2.02 of the Company’s Regulations which would permit the Directors of the Company to set the number of Directors, and the number of Directors in each class, within a specified range, “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS”, “FOR” approval of the Senior Executive Annual Performance Plan, and “FOR” approval of an amendment to Section 2.10 of the Company’s Regulations to revise the minimum number of Directors required on any committee of the Board of Directors from three to one.

Solicitation of Proxies may be made by mail, personal interview, telephone and telegraph by Officers, Directors and regular employees of the Company, and by employees of the Company’s transfer agent, American Stock Transfer and Trust Company. In addition, the Company has retained, at an estimated cost of $10,000 plus reasonable expenses, Georgeson Shareholder Communications, Inc., a firm specializing in proxy solicitations. The Company will reimburse its transfer agent, banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the shareholder.

This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 12, 2002.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights

The total number of outstanding shares entitled to vote at the meeting is                 , and only shareholders of record at the close of business on March 4, 2002, are entitled to notice of and to vote at the meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy, and votes recorded through the internet or by telephone, would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of March 4, 2002:

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class
Common shares	Barrow, Hanley, McWhinney &	10,350,790 (a)%
Strauss, Inc.
One McKinney Plaza
3232 McKinney Avenue
15th Floor
Dallas, Texas, 75204-2429
Common shares	Ronald V. Joyce	5,741,262%
10 Blue Ridge Mountain Estates
Calgary, Alberta T2M 4N4
Canada
Common shares	FMR Corp.	5,615,681 (a) (b)%
82 Devonshire Street
Boston, Massachusetts 02109

(a)	As of December 31, 2001.

(b)
Fidelity Management and Research Company (“Fidelity”), a subsidiary of FMR Corp., is the beneficial owner of 4,945,972 common shares as the result of acting as investment advisor to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Company Act of 1940. Included in that amount are 107,912 common shares resulting from the assumed conversion of $2.50 Term Convertible Securities, Series A, of Wendy’s Financing I beneficially owned by the Fidelity Funds. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp., through its control of Fidelity, and the Fidelity Funds each have sole power to dispose of the 4,945,972 common shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds. The sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds resides with the Board of Trustees of such funds.

Fidelity Management Trust Company, a subsidiary of FMR Corp., is the beneficial owner of 601,901 common shares as the result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over the 601,901 common shares owned by the institutional accounts, sole power to vote or direct the voting over 545,601 common shares owned by the institutional accounts, and no power to vote or direct the voting over 56,300 common shares owned by such accounts.

Strategic Advisors, Inc., a subsidiary of FMR Corp., provides investment advisory services to individuals. Strategic Advisors, Inc. does not have sole power to vote or to direct the voting of securities held for clients and has sole dispositive power over such securities. As such, FMR Corp’s beneficial ownership includes 1,708 common shares beneficially owned through Strategic Advisors, Inc.

Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of the common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Fidelity International Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the owner of 66,100 common shares and has the sole power to vote and to dispose of such common shares.

A partnership controlled by Edward C. Johnson 3d and members of his family own shares of FIL voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of FIL stock. Mr. Johnson 3d is Chairman of FMR Corp. and FIL. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other beneficial ownership of securities owned by the other corporation. However, the shares beneficially owned by FIL are included in the amount listed in the table above.

Security Ownership of Management

The following table sets forth, as of March 4, 2002, information with respect to the Company’s common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 11 of this Proxy Statement and by all Directors and Executive Officers as a group:

(1) Title of class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership (a) (b)	(4) Percent of class
(All of these are	R. David Thomas (c)	2,336,997%
common shares.)	Kerrii B. Anderson	20,416	—
	Paul D. House	74,307%
	Ronald E. Musick	210,850%
	John T. Schuessler	149,623%
	Ernest S. Hayeck	10,050	—
	Janet Hill	10,750	—
	Thomas F. Keller	11,526	—
	William E. Kirwan (d)	400	—
	True H. Knowles	8,250	—
	David P. Lauer	196,933%
	Andrew G. McCaughey	9,250	—
	James F. Millar (e)	0	—
	James V. Pickett	79,256%
	Thekla R. Shackelford	26,684	—
	George Condos	54,705%
	Thomas J. Mueller	48,325	—
	All Directors and Executive Officers as a group (25 persons)	3,955,064%

(a)	The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b)	Includes options exercisable within 60 days following March 4, 2002.

(c)	Mr. Thomas died on January 8, 2002. The shares listed for Mr. Thomas are owned by a trust for which Mr. Thomas was the beneficiary until his death, or by Mrs. Thomas individually.

(d)	Dr. Kirwan became a Director on February 20, 2001.

(e)	Mr. Millar became a Director on November 1, 2001.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that all filing requirements applicable to its Directors and Executive Officers were complied with during the last completed fiscal year.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S REGULATIONS WHICH WOULD PERMIT THE DIRECTORS OF THE COMPANY TO SET THE NUMBER OF DIRECTORS, AND THE NUMBER OF DIRECTORS IN EACH CLASS, WITHIN A SPECIFIED RANGE

Section 2.02 of the Company’s Regulations fixes the number of Directors at 15, divided into three classes consisting of 5 Directors each. The number of Directors and the number of Directors in each class can currently be changed only by a majority of the Company’s shareholders.

Under Ohio law, the number of Directors may be changed by the Directors if the articles or Regulations so provide. Neither the Company’s articles or Regulations currently provide for the Directors to change the number of Directors. The Board of Directors of the Company has approved, and recommends that the shareholders adopt, an amendment to Section 2.02 of the Regulations granting the Directors the authority to change the authorized number of Directors and the number of Directors in each class subject to the following limitations: (i) the Directors may not increase the number of Directors to more than 15; (ii) the Directors may not reduce the number of Directors to fewer than 11; and (iii) although the number of Directors in each class need not be uniform, no class may have fewer than 3 Directors.

The text of the proposed amended Section 2.02 is attached to this Proxy Statement as Annex A.

In 2001, the Board of Directors adopted Principles of Governance that set forth the philosophy, role and mission of the Board. According to the Principles:

“The Board’s goal is to be a strategic asset of the Company. It must constantly ensure that it has the right people, addressing the right issues with the right information.”

Boards of directors of most large public companies typically range in size from 8 to 16 individuals. While optimal board size varies from corporation to corporation, there is a growing consensus that smaller boards are often more cohesive and work more effectively than larger boards. According to the American Bar Association Section of Business Law’s Corporate Director’s Guidebook, there is:

“. . . an emerging consensus that, except perhaps in the very largest and most complex corporations, smaller boards (those with twelve or fewer members) function more effectively than larger boards. Directors serving on a smaller board have more opportunity to ask questions, exchange opinions, and otherwise participate in board deliberations. Larger boards may make effective participation by individual members more difficult.”

The Board of Directors agrees that board size is critical to its ability to be a “strategic asset” of the Company. The proposed amendment to Section 2.02 will afford the opportunity to reduce the size of the Board over time as Directors retire or elect not to stand for re-election. (As noted below under “Election of Directors,” if the proposed amendment is adopted, the Directors have fixed the number of Directors in the class to be elected this year at four.)

Notwithstanding the general desire to reduce the size of the Board, the Directors recognize that they may, on occasion, need to increase the size of the Board in order to add particular expertise or in connection with an acquisition – “the right people, addressing the right issues.” The Directors believe that the proposed amendment to Section 2.02 will give them this flexibility, which a permanent reduction in the size of the Board would not.

An effect of the proposed amendment is that the Directors may reduce the number of Directors in any class from five to three. Such a reduction in the number of Directors would increase the number of shares that would be necessary, when voted cumulatively, to elect a Director. This could make a change in control of the Company more difficult. The Company’s articles and Regulations contain other provisions which also could potentially make a change of control of the Company more difficult. These include: (i) classification of the Board of Directors into three classes so that each Director serves for three years, with one class being elected each year; (ii) a requirement for the affirmative vote of the holders of 75% of the voting power of the Company, unless recommended by at least  2/3 of the Board of Directors, in order to adopt new or amended articles or Regulations, approve certain mergers, consolidations, share issuances and asset sales, and approve the dissolution of the Company; and (iii) a requirement that the Directors consider, in connection with any proposal for the acquisition of the Company, the fairness of the proposal, its effect upon employees, franchisees, customers and suppliers and other similar factors.

In addition to these specific provisions, the Company has entered into the agreements with certain key executives described in this Proxy Statement under “Executive Agreements.”

Approval of the proposed amendment is being sought because Ohio law and the Regulations require approval of the shareholders for any amendment to the Regulations. If adopted by the shareholders, the proposed amendment would become effective immediately without any additional action by the Company.

The affirmative vote of the holders of not less than a majority of the Company’s outstanding shares is required to amend the Regulations. Under Ohio law and the Company’s Regulations, abstentions and broker non-votes are counted as present, and the effect of an abstention or non-vote is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE AMENDMENT TO SECTION 2.02 OF THE COMPANY’S REGULATIONS. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of approving the proposed amendment.

ELECTION OF DIRECTORS

If the proposed amendment to Section 2.02 of the Company’s Regulations is approved by shareholders, the Board of Directors has fixed the number of Directors in the class whose terms expire in 2005 at four, and designated the following nominees for election as Directors in this class:

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Thekla R. Shackelford	67	Owner / President, School Selection Consulting, Columbus, Ohio. Mrs. Shackelford is an educational consultant and served as President of the National Professional Association for Education Consultants from 1987 to 1988. Prior to 1987, she was Director of Development of the Buckeye Boys Ranch located in Columbus, Ohio. She currently is serving as Chair of the I KNOW I CAN and Project GRAD boards in Columbus, Ohio, and on the board of the Ohio State University Foundation. Mrs. Shackelford is the recipient of numerous awards for community service and educational achievements. (1)	1984
[photo]

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
John T. Schuessler	51	Chairman of the Board, Chief Executive Officer and President. Mr. Schuessler joined the Company in 1976 and has been promoted several times. He was Executive Vice President, U.S. Operations from February 20, 1995 until February 19, 1997, when he became President and Chief Operating Officer, U.S. Operations. He became Chief Executive Officer and President on March 16, 2000. He assumed his current position on May 1, 2001.	2000
[photo]

Kerrii B. Anderson	44	Executive Vice President and Chief Financial Officer. Mrs. Anderson joined the Company on September 1, 2000. Prior to joining the Company, Mrs. Anderson had held the titles of Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. since 1987. She was also Secretary of M/I Schottenstein Homes, Inc. from 1987 to 1994 and Assistant Secretary from 1994 until she joined the Company. (1)	2000

[photo]
William E. Kirwan	64	President, The Ohio State University, Columbus, Ohio. Dr. Kirwan has been President of The Ohio State University since 1998. He had previously served as President of the University of Maryland for nine years. (1)	2001
[photo]

If the amendment to Section 2.02 of the Company’s Regulations is not approved by shareholders, the Board of Directors has designated Mr. Ronald E. Musick as a nominee for election as a Director to serve a term of three years and until his successor is elected, in addition to the nominees listed above for election as Directors. Mr. Musick, age 61, has been an Executive Vice President of the Company since 1991, and a Director since 1987 (he was also a Director from 1970 to 1981). If the amendment to Section 2.02 is approved by shareholders, then Mr. Musick will not stand for re-election as a Director.

Terms Expiring in 2003

James V. Pickett	60	Chairman, The Pickett Realty Advisors Inc.; Principal, Stonehenge Financial Holdings, Inc., Dublin, Ohio. Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett was also the Vice Chairman of Banc One Capital Corporation from February 1, 1993 to August 4, 1999. He became a Principal of Stonehenge Financial Holdings, Inc. on August 6, 1999. Stonehenge Financial Holdings, Inc. is an investment management firm. (1)	1982
[photo]
Thomas F. Keller	70	R.J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University, Durham, North Carolina. Mr. Keller was also Dean of the Fuqua School of Business at Duke University until he retired from that position on May 31, 1996. He was also Dean of the Fuqua School of Business Europe from July 1, 1999 to June 30, 2001. (1)	1991
[photo]

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Andrew G. McCaughey	79
Former Chairman and Chief Executive Officer, Scott’s Hospitality Inc., Toronto, Ontario, Canada. Mr. McCaughey was Chairman and Chief Executive Officer of Scott’s Hospitality Inc. from April 30, 1989 to September 3, 1992. Scott’s Hospitality Inc. operated restaurants and hotels, and was also involved with the school bus and retail photography industries. Scott’s Hospitality Inc. had been a Canadian franchisee operating both Wendy’s and Tim Hortons restaurants since 1987. A successor company to Scott’s Hospitality Inc. presently operates 13 franchised Wendy’s and 19 franchised Tim Hortons restaurants.
1997
[photo]

David P. Lauer	59	Retired President and Chief Operating Officer, Bank One, Columbus, NA, Columbus, Ohio. Mr. Lauer was Office Managing Partner of the Columbus office of Deloitte & Touche LLP from January, 1989 until he retired in June, 1997. He was also a member of the board of directors of Deloitte & Touche LLP from 1988 to 1995. He was appointed to his former position with Bank One, Columbus, NA in June, 1997. Mr. Lauer retired from that position in January, 2001. (1)	2000
[photo]

James F. Millar	54	President and Chief Operating Officer – Pharmaceutical Distribution and Medical Products, Cardinal Health, Inc., Dublin, Ohio. Mr. Millar has been President and Chief Operating Officer – Pharmaceutical Distribution and Medical Products of Cardinal Health, Inc. since 1987. Cardinal Health, Inc. provides products and services to healthcare providers and manufacturers.	2001
[photo]

Terms Expiring in 2004

Ernest S. Hayeck	77	Retired Judge, Trial Court of Massachusetts. Judge Hayeck was a Trial Court Justice for the State of Massachusetts, from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College.	1993
[photo]

Janet Hill	54	Vice President, Alexander & Associates, Inc., Washington, D.C. Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm. (1)	1994

[photo]
True H. Knowles	64	Retired President and Chief Operating Officer, Dr Pepper Company, and Retired Executive Vice President, Dr Pepper/Seven-Up Companies, Inc., Dallas, Texas. Mr. Knowles was President and Chief Operating Officer of the Dr Pepper Company and Executive Vice President of Dr Pepper/Seven-Up Companies, Inc., from January, 1992 until he retired in June, 1995. (1)	1997

[photo]

Paul D. House	58	President and Chief Operating Officer, The TDL Group Ltd., Oakville, Ontario, Canada. Mr. House has been the Chief Operating Officer of The TDL Group Ltd. since January, 1992. He assumed his current position on December 29, 1995. The TDL Group Ltd. franchises and operates Tim Hortons restaurants.	1998
[photo]

(1)
Mrs. Shackelford serves as a director of Fiserv Inc.; Mrs. Anderson serves as a director of M/I Schottenstein Homes, Inc. and Lancaster Colony Corporation; Dr. Kirwan serves as a director of Intimate Brands, Inc.; Mr. Pickett serves as a director of Metatec Corporation; Mr. Keller serves as a director of Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Nations Government Income Term Trust 2003, Inc., Nations Government Income Term Trust 2004, Inc., Nations Balanced Target Maturity Fund Inc., DIMON International and Biogen Inc.; Mr. Lauer serves as a director of AirNet Systems, Inc. and Metatec Corporation; Mrs. Hill serves as a director of The Progressive Corporation, Dean Foods Company and Nextel Communications, Inc.; and Mr. Knowles serves as a director of Cott Corporation.

One vacancy exists in the class of Directors whose terms expire in 2004 due to the death of Mr. Thomas on January 8, 2002.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Mmes. Shackelford and Anderson, and Messrs. Schuessler and Kirwan, as Directors of the Company, each to serve for a term of three years and until their successors are elected. If the amendment to Section 2.02 of the Company’s Regulations is not approved by shareholders, the persons named in the Proxy will, unless otherwise directed, also vote the Proxies for the election of Mr. Musick as a Director to serve for a term of three years and until his successor is elected. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above–mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company’s Regulations, the nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

OTHER DIRECTOR INFORMATION AND COMMITTEES OF DIRECTORS

A total of 10 meetings of the Board of Directors of the Company were held during 2001. No Director attended less than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director, except for Mrs. Hill, who was unable to attend three meetings held during a period of two days.

Directors who are not employees of the Company or its subsidiaries are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each such meeting attended. Meetings of the Audit, Compensation and the Nominating and Corporate Governance Committees are qualified meetings, as are meetings of any special committees established from time to time.

Directors who are not employees of the Company or its subsidiaries also receive grants of stock options under Part II of the Company’s 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 2,500 common shares. The option exercise price is 100% of the fair market value of the Company’s common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company’s third fiscal quarter. Each option is granted for a period of 10 years. 25% of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options.

The Company’s website contains a description of its strategic plan, including the elements of the plan and the role of the Directors in the development, formulation and oversight for future performance and refinement of the plan.

The Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.

The members of the Nominating and Corporate Governance Committee are Messrs. Pickett (Chair), Knowles, Lauer, Millar and Schuessler, and Mrs. Shackelford. The Committee met four times during 2001. Its function is to recommend candidates for membership to the Board of Directors. The Committee also discussed various corporate governance matters during 2001. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2003 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 12, 2002, to James V. Pickett, P.O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Committee members.

The members of the Compensation Committee are Mmes. Shackelford (Chair) and Hill, and Messrs. Kirwan, Knowles, McCaughey and Millar. Mr. Millar became a member of the Committee on February 6, 2002; therefore, his name does not appear on the Report of the Compensation Committee on Executive Compensation, which begins on page 13. The Compensation Committee met six times during 2001. The Compensation Committee’s function is to examine the levels and methods of compensation employed by the Company with respect to the individuals named or to be named in the Company’s proxy statement, to review and evaluate alternative and additional compensation programs for these individuals, and to make recommendations to the Board of Directors on such matters. The Compensation Committee has the authority to make all decisions regarding the individuals to whom options are to be granted under the Company’s stock option plans, and the timing, pricing, number of options to be granted and the other terms of such grants (the Compensation Committee does not have the authority to amend the terms of the stock option plans or to adopt new stock option plans). In addition, the Compensation Committee has the authority to adopt one or more cash bonus plans, subject to shareholder approval, which will qualify compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and to implement and administer such plans.

The members of the Audit Committee are Messrs. Keller (Chair), Hayeck, Lauer and Pickett. The Committee met 10 times during 2001. Its function is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the Company’s system of internal controls, the Internal Audit function, the annual independent audit of the Company’s financial statements, and the Company’s code of ethical conduct.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is “independent” within the meaning of applicable New York Stock Exchange rules. In 2001 the Committee recommended, and the Board of Directors approved, a revised Audit Committee Charter, which was attached as an appendix to the 2001 Proxy Statement.

In performing its responsibilities, the Committee, in addition to other activities, (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; and (iii) received the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2001 for filing with the Securities and Exchange Commission.

Audit Fees

The aggregate fees for the audit of the Company’s annual consolidated financial statements for the most recent fiscal year and the reviews of the consolidated financial statements included in the Company’s Forms 10-Q were $587,200.

Financial Information Systems Design and Implementation Fees

There were no fees for professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by PricewaterhouseCoopers LLP for the most recent fiscal year.

All Other Fees

The aggregate fees for services rendered by PricewaterhouseCoopers LLP, other than the services covered in the two preceding paragraphs, for the most recent fiscal year were $1,497,950.

The principal non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2001 were income tax compliance and planning services, accounting services in connection with the Company’s Senior Notes offering, and benefit plan audits. The Audit Committee considered whether the provision of services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence.

Re	spectfully submitted,

Au	dit Committee
Th	omas F. Keller, Chair
Ern	est S. Hayeck
Da	vid P. Lauer
Jam	es V. Pickett

COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company’s last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and principal position	Year	Salary ($)		Bonus ($)	Securities underlying options (#)	All other compensation ($) (1)
John T. Schuessler,	2001	790,481		1,716,800	214,181	154,779
Chairman of the Board,	2000	627,303		1,343,716	270,220	57,620
Chief Executive Officer	1999	293,096		490,816	39,942	21,032
and President (2)
R. David Thomas,	2001	1,051,920	(4)	858,400	125,305	26,652
Senior Chairman of the	2000	999,251	(4)	792,000	125,407	20,490
Board and Founder (3)	1999	927,970	(4)	726,000	123,870	24,786
Kerrii B. Anderson,	2001	333,970		858,400	60,373	18,474
Executive Vice	2000	199,692		300,000	55,000	0
President and Chief	1999	N/A		N/A	N/A	N/A
Financial Officer (5)
Thomas J. Mueller,	2001	315,798		670,639	62,224	94,121
President and Chief	2000	238,889		486,346	65,470	44,737
Operating Officer-	1999	206,577		355,777	22,324	16,308
North America (6)
George Condos,	2001	313,731		486,494	40,964	75,807
Executive Vice	2000	303,038		523,116	40,909	21,681
President	1999	288,096		489,503	39,928	12,828

(1)
The amounts shown in this column for each named Executive Officer consist of (i) executive health insurance premiums paid by the Company for coverage for the named Executive Officers of $3,173 per person for each year (except that the premium paid for Mr. Thomas was $5,229 for each year, and no premiums were paid for Mrs. Anderson); and (ii) contributions or other allocations to the Company’s Profit Sharing and Savings Plan, and the amount allocated to the account of each of the named Executive Officers under the Company’s Supplemental Executive Retirement Plan (“SERP”), as follows:

	Profit Sharing and Savings Plan				SERP Allocations
Name	2001	2000	1999		2001	2000	1999
Mr. Schuessler	$5,808	$2,375		$2,469	$145,798	$52,072		$15,390
Mr. Thomas	$2,408	$2,375		$2,469	$19,015	$12,886		$17,088
Mrs. Anderson	$2,585	$0	$	N/A	$15,889	$0	$	N/A
Mr. Mueller	$9,208	$2,375		$0	$81,740	$39,189		$13,135
Mr. Condos	$9,208	$2,375		$2,469	$63,426	$16,133		$7,186

(2)
Mr. Schuessler was President and Chief Operating Officer, U.S. Operations, until March 16, 2000, at which time he was named Chief Executive Officer and President. He assumed his current position on May 1, 2001.

(3)	Mr. Thomas died on January 8, 2002.

(4)
The amounts shown in this column for Mr. Thomas include payments made to Mr. Thomas for services rendered as the principal spokesman in the Company’s television and radio commercials (the “Advertising Payments”) in the amounts of $324,362, $306,763 and $269,849 in 2001, 2000 and

1999, respectively. Mr. Thomas was paid for these services at the minimum rate permitted by applicable union contract provisions. The Advertising Payments were not acted on by the Compensation Committee since they were not made for services rendered by Mr. Thomas in his capacity as an Executive Officer. The Advertising Payments are therefore not included in the compensation data set forth in the section of this Proxy Statement entitled “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION” (which begins on page 13).

(5)	Mrs. Anderson joined the Company on September 1, 2000 in her current position.

(6)	Mr. Mueller joined the Company as a Senior Vice President effective June 29, 1998. He assumed his current position on May 1, 2000.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive Officers.

OPTIONS GRANTED IN LAST FISCAL YEAR

Individual Grants
Name	Number of securities underlying options granted (#) (1)	% of total options granted to employees in fiscal year	Exercise price ($/share) (2)	Expiration date	Grant date present value $ (3)
John T. Schuessler	214,181	7.36%	$26.74	7/31/11	$1,749,195
R. David Thomas	125,305	4.31%	$26.74	1/08/03	$1,023,353
Kerrii B. Anderson	60,373	2.07%	$26.74	7/31/11	$493,060
Thomas J. Mueller	62,224	2.14%	$26.74	7/31/11	$508,177
George Condos	40,964	1.41%	$26.74	7/31/11	$334,549

(1)
25% of the options listed in this column become exercisable on August 1, 2002. An additional 25% become exercisable on each successive August 1. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s various stock option plans. If the Executive Officer’s employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer’s employment is terminated by reason of his death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer’s employment is terminated by reason of his retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2)	The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3)
All values shown are pre-tax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility .338463; risk-free rate of return 4.355%; dividend yield .9266%; and an expected time of exercise of four years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company’s common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive Officers.

AGGREGATED OPTION EXERCISES
IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at fiscal year-end (#)		Value of unexercised in-the-money options at fiscal year-end ($) (1) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Schuessler	61,446	689,772	90,736	444,963	344,938	2,792,415
R. David Thomas (3)	0	N/A	870,601	307,739	8,328,602	1,633,390
Kerrii B. Anderson	0	N/A	13,750	101,623	99,963	467,724
Thomas J. Mueller	0	N/A	43,779	127,906	302,051	768,192
George Condos	86,992	727,776	52,021	99,757	76,777	529,636

(1)	All values as shown are pre-tax.

(2)	Based on the fiscal year-end closing price of $29.52 per share.

(3)	All of Mr. Thomas’ options became exercisable as a result of his death on January 8, 2002.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the Supplemental Executive Retirement Plan for each of the named Executive Officers are set forth in footnote 1 to the Summary Compensation Table (see page 11). The third retirement plan is the Company’s Pension Plan. Under the Pension Plan as in effect since January 1, 2001, each participant is credited with a basic benefit determined by years of service. The Company contribution is 1.5% of current compensation for participants with less than five years of service, 2.0% of current compensation for participants with at least five but less than 10 years of service, and 2.5% of current compensation for participants with 10 or more years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Internal Revenue Code is currently $200,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the interest rate for one-year treasury bills determined at the end of the prior year, plus 1%. The estimated (except for Mr. Thomas) annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers are as follows: John T. Schuessler, $80,652; R. David Thomas, $234,696; Kerrii B. Anderson, $25,507; Thomas J. Mueller, $20,929; and George Condos, $95,708. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65 (except that the annual benefit for Mr. Thomas is calculated using his age as of his date of death).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company’s executive compensation policy has been “pay for performance” since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company’s executive compensation practices, this report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission.

Compensation Philosophy

The Company’s executive compensation program is based on two objectives:

Providing market-competitive compensation opportunities, and

Creating a strong link between the interests of the shareholders, the Company’s financial performance, and the total compensation of the Company’s Executive Officers.

There are three components to the Company’s executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 2001 were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the “Peer Group Index” shown on the graph on page 17. The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position’s duties and responsibilities.

The Company had three cash bonus plans which applied to Executive Officers for the 2001 fiscal year. Under the Senior Executive Earnings Maximization Plan (the “SEEMP”) (which Messrs. Schuessler and Thomas, and Mrs. Anderson, participated in during fiscal 2001), and the Earnings Maximization Plan (the “EMP”) (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified earnings per share and return on assets goals for the year. The goals for the SEEMP and EMP were established in 1998 and increase annually. Annual incentive compensation opportunities for these plans are targeted at the 75th percentile of competitive data. Under the Management Incentive Plan (the “MIP”), 2001 incentive awards were based on the extent to which the Company achieved or exceeded specified earnings per share and return on assets goals for the year. Annual incentive compensation opportunities for this plan are targeted at the 50th percentile of competitive data. The awards to participants under this plan were based on the payout percentages specified in the following table multiplied by the participant’s base salary and the targeted bonus percentage applicable to such employee’s grade (which ranged from 12% to 35% of base salary). For 2001 the Company attained between 85.0% and 99.9% of its earnings per share goal and between 90.0% and 94.9% of its return on assets goal. The participants in the SEEMP were not eligible to participate in the EMP or the MIP.

MANAGEMENT INCENTIVE PLAN PAYOUT PERCENTAGES

E	% Attainment
A
R	120.0%+	75.00%	112.50%	135.00%	142.50%	150.00%	157.50%	165.00%	187.50%	225.00%
N
I	110.0%-119.9%	62.50%	93.75%	112.50%	118.75%	125.00%	131.25%	137.50%	156.25%	187.50%
N
G	100.0%-109.9%	50.00%	75.00%	90.00%	95.00%	100.00%	105.00%	110.00%	125.00%	150.00%
S

P	85.0%-99.9%(1)	37.50%	56.25%	67.50%	71.25%	75.00%	78.75%	82.50%	93.75%	112.50%
E
R	80.0%-84.9%	25.00% (2)	37.50%	45.00%	47.50%	50.00%	52.50%	55.00%	62.50%	75.00%
S	% Attainment	80.0%-84.9%	85.0%-89.9%	90.0%-94.9%(1)	95.0%-99.9%	100.0%-104.9%	105.0%-109.9%	110.0%-114.9%	115.0%-119.9%	120.0%+
H
A	RETURN ON ASSETS
R
E

(1)	Indicates percentage of attainment applicable for fiscal year 2001.

(2)	Less than 80% budget attainment in either payout criteria results in a 0% bonus factor.

Total annual cash compensation may be well below the 50th percentile when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

The longer-term incentive compensation program primarily consists of stock options (although two of the cash incentive award programs have a longer-term orientation, since the annual financial performance goals were established in 1998 and specified through fiscal 2003). Award opportunities under the stock option program for 2001 were set by comparison to stock option grants made to comparable positions at companies with revenues of at least $1 billion within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the Peer Group Index shown on the graph on page 17. Options are exercisable at not less than 100% of the fair market value of the Company’s common shares on the date of grant. Award opportunities under the stock option program are based on a fixed number of options for each eligible employee grade. As a result, the Black-Scholes value of options awarded will increase or decrease based on how the Company’s stock price has changed since the previous year’s option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). The fixed number of options to be awarded will be adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. Grantees do not receive a benefit from stock options unless and until the market price of the Company’s common shares increases. This program accomplishes the objective of linking each Executive Officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer’s employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement plan, which covers Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the ability of a publicly-held corporation, such as the Company, to claim a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year, unless the requirements specified in applicable Internal Revenue Service regulations are met. The $1 million compensation deduction limitation does not apply to “performance-based compensation”. The Company believes that compensation paid under the SEEMP and its stock option plans qualifies as “performance-based compensation” for purposes of Section 162(m).

Compensation for Chief Executive Officer

Mr. Schuessler was named Chief Executive Officer and President of the Company on March 16, 2000. He had previously served as President and Chief Operating Officer, U.S. Operations of the Company. Mr. Schuessler was named Chairman of the Board, Chief Executive Officer and President on May 1, 2001.

Mr. Schuessler’s base salary for 2001 was targeted at the 50th percentile of competitive data, taking into consideration the Company’s overall compensation philosophy, Mr. Schuessler’s performance since being named Chief Executive Officer and President, and the Company’s performance under his leadership.

An annual cash incentive award was payable under the SEEMP to Mr. Schuessler only if the Company achieved or exceeded specified earnings per share and return on assets goals. The amount of the award increased if the Company exceeded the specified goals. Conversely, no award was payable if the Company did not achieve the specified goals. The payment to Mr. Schuessler for 2001 was based on the extent to which the 2001 goals were achieved. 68.5% of Mr. Schuessler’s cash compensation for 2001 was incentive pay. Since the incentive award increased as the Company’s performance increased, and decreased if the specified goals were not met, Mr. Schuessler’s cash compensation was significantly affected by the Company’s performance. Mr. Schuessler did not participate in the EMP or the MIP.

Long-term incentives in the form of stock options were granted to Mr. Schuessler in 2001. Stock options were granted at 100% of the fair market value of the Company’s common shares on August 1, 2001, the date of grant. Options serve to directly align Mr. Schuessler’s interests with the interests of other shareholders, since Mr. Schuessler will not realize a benefit unless and until the market price of the Company’s common shares increases.

The Committee considered the number of unexercised options already held by Mr. Schuessler and competitive practices in determining the number of options to grant in 2001. The number of options granted in 2001 to Mr. Schuessler was designed to approximate the 75th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described.

The Committee believes that Mr. Schuessler was reasonably compensated for the job he has done as the Chairman of the Board, Chief Executive Officer and President. His opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Schuessler have accomplished the objective of linking shareholder and financial performance to Mr. Schuessler’s total compensation.

Re	spectfully submitted,

Co	mpensation Committee
Th	ekla R. Shackelford, Chair
Jan	et Hill
Wi	lliam E. Kirwan
Tru	e H. Knowles
An	drew G. McCaughey

COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY’S INTERNATIONAL, INC., THE PEER GROUP INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company’s share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and a peer group of other companies with restaurant operations (excluding the Company) (the “Peer Group Index”). The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

COMPARISON OF FIVE-YEAR TOTAL RETURN(1)
FOR WENDY’S INTERNATIONAL, INC.,
THE PEER GROUP INDEX(2) AND THE S&P 500 INDEX

	1996	1997	1998	1999	2000	2001

WEN	$100.00	118.69	108.81	104.80	134.24	150.56

PEER GROUP INDEX	100.00	111.01	170.26	165.22	159.52	147.28

S&P 500 INDEX	100.00	133.23	171.07	205.77	184.90	160.79

(1)	Assumes $100 invested on December 31, 1996, in Wendy’s International, Inc. common shares, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2)
The Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Advantica Restaurant Group, Inc.; Brinker International, Inc.; CBRL Group; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Jack in the Box Inc.; McDonald’s Corporation; Outback Steakhouse, Inc.; Starbucks Corporation; and Tricon Global Restaurants, Inc. This Index has been weighted by market capitalization of each component company.

EXECUTIVE AGREEMENTS

The Company has entered into employment agreements (“Key Executive Agreements”) with each of the Executive Officers named in the Summary Compensation Table (see page 11) as well as certain other Executive Officers. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.

The Key Executive Agreements provide that in the event of a “change in control” (as defined therein), the key executives will be employed by the Company in their present positions for a period of approximately five years, or until the executive dies, is terminated for “cause” by the Company or terminates employment himself without good reason (as such terms are defined therein), whichever occurs first (the “Employment Term”).

In the event of a change in control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change in control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

A key executive’s employment may be terminated under the Key Executive Agreement for cause by the Company as defined therein. If a key executive is terminated for cause by the Company, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

A key executive may terminate his employment under the Key Executive Agreement after a change in control for good reason if the Company (i) changes the key executive’s status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive’s base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from the executive’s business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Key Executive Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to assume and perform under the Key Executive Agreement. If a key executive’s employment is terminated by the Company without cause prior to a change in control, but the executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change in control for the purposes of the Key Executive Agreement, provided that a change in control shall actually have occurred.

If the employment of a key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of such executive’s then-current salary plus average annual bonuses over the prior three years. If the key executive had not previously received bonus payments for three full plan years under the annual bonus plans and was an eligible participant under such plans at the time his employment was terminated, he will be deemed to have received a bonus in prior years equal to the bonus paid to such key executive’s predecessor in the same position. If there was not a predecessor in the same position, the key executive will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive’s then-current position. The lump-sum payment will not be subject to offset. If the employment of the key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, such key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of the Company will become immediately vested and exercisable, and any restrictions on any stock awarded to the key executive by the Company shall lapse.

If any payments or other benefits payable to an executive under a Key Executive Agreement or otherwise is subject to the excise tax under Internal Revenue Code Section 4999 or any similar tax, the Company is obligated under the Key Executive Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of reasonable legal fees or expenses incurred in good faith by such key executives in enforcing their rights under the Key Executive Agreements or any other benefit plans in which they participate.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

A trust for the benefit of Paul D. House and his wife is the sole shareholder of a corporation which purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to a subsidiary of the Company. The remaining term of the lease is 12 years. The amount of rent paid by such subsidiary to the corporation in 2001 was the Canadian dollar equivalent of $35,517 (the exchange rate used for all Canadian dollar equivalents in this section is 1.5486 Canadian dollars per U.S. dollar). In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

On October 18, 2001, the Company agreed to purchase 9,708,738 exchangeable shares of WENTIM, LTD., a subsidiary of the Company, which shares were exchangeable into 9,708,738 common shares of the Company, from Ronald V. Joyce and entities wholly owned by Mr. Joyce. The purchase price per share was $25.75, a 3% discount to the closing price of the Company’s common shares on October 18. The transaction reduced the Company’s shares outstanding by 9,708,738.

As part of the transaction, Mr. Joyce retired from service as a Director of the Company and as an officer and director of several subsidiaries of the Company.

Mr. Joyce continues to own 5,741,262 exchangeable shares. As part of the transaction, the date by which those shares must be exchanged into common shares of the Company under the existing agreements with the Company was changed from December 29, 2005, to January 2, 2003. Mr. Joyce also agreed to reduce the number of registrations he can demand under the existing Registration Rights Agreement with the Company with respect to the remaining exchangeable shares from eight to two.

The agreement with Mr. Joyce also terminated his employment agreement with one of the subsidiaries of the Company and provided for Mr. Joyce’s availability as a consultant regarding employee and franchisee relationships and related operations, appearances at meetings and special events, and the continued use of Mr. Joyce’s name and likeness, in consideration of a cash payment of $5,737,704.92 ($3,500,000 plus Alberta and Canadian federal taxes). The agreement was the result of an arms-length negotiation between the Company and Mr. Joyce.

Mr. Joyce has interests in three real properties which are leased to a subsidiary of the Company. Mr. Joyce owns a 70% interest in a joint venture which leases the land and building for a Tim Hortons restaurant in Burlington, Ontario to a subsidiary of the Company. The remaining term of the lease is 12 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $58,118 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 2001 was the Canadian dollar equivalent of $68,136. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

Mr. Joyce has a two-thirds interest as a tenant in common in a joint venture which leases the land and building for a Tim Hortons restaurant in Beamsville, Ontario to a subsidiary of the Company. The remaining term of the lease is 10 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $45,203 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 2001 was the Canadian dollar equivalent of $91,648. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

A trust for the benefit of Mr. Joyce’s children is the sole shareholder of a corporation which leases the land and building for a Tim Hortons restaurant in Brampton, Ontario to a subsidiary of the Company. The remaining term of the lease is 12 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $23,247 per year or 9% of sales. The amount of rent paid by the subsidiary of the Company under this lease in 2001 was the Canadian dollar equivalent of $59,615. This lease commenced in early 1994, nearly two years before the Share Purchase Agreement between the Company and Mr. Joyce was executed.

Pursuant to an employment agreement between Mr. Joyce and a subsidiary of the Company which was negotiated and executed in connection with the Share Purchase Agreement between the Company and Mr. Joyce dated as of October 31, 1995, a subsidiary of the Company agreed to reimburse Mr. Joyce for reasonable overhead costs associated with the use of his aircraft for business purposes of the Company and its subsidiaries. The total amount paid to corporations owned by Mr. Joyce for air transportation services provided in 2001 was the Canadian dollar equivalent of $554,452. In the opinion of the Company, the payments for air transportation services made to these corporations were less than the Company and its subsidiaries would have paid for comparable services from unrelated third parties.

Jack C. Whiting is the sole member of JAM Restaurants, LLC (“JAM”) and Mr. Whiting and his wife are the sole members of Whitland Properties, LLC (“Whitland”). Mr. Whiting and JAM own the right to operate seven Wendy’s Old Fashioned Hamburgers restaurants in the Columbus, Ohio area under Unit Franchise Agreements with the Company. Whitland acquired six of the restaurants from the Company on June 22, 2001 for $5.6 million in cash. The seventh restaurant, which was under construction at the time the transaction was consummated, was leased to Whitland for 9% of sales. Whitland has the option to purchase this restaurant during the second through the seventh lease years at the price of $1.44 million. Mr. Whiting was a Senior Vice President of the Company until Whitland acquired the restaurants from the Company. In the opinion of the Company, the terms of the franchise and the disposition transaction were no less favorable than the Company could have obtained from unrelated third parties.

APPROVAL OF THE SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN

The Compensation Committee has adopted, subject to the approval of the Company’s shareholders, the Senior Executive Annual Performance Plan, which, if approved, will replace the Senior Executive Earnings Maximization Plan, which was in place for fiscal years 1999 through 2001.

The material terms of the plan, including the performance goals, are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of the Senior Executive Annual Performance Plan, which is included as Annex B to this Proxy Statement.

Purpose of Plan

The purpose of the plan is to enhance the Company’s ability to attract, motivate, reward and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional compensation, in the form of cash awards based on the achievement of stated performance objectives of the Company and/or its operating units.

Administration

The plan will be administered by the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan (the “Committee”). The Committee consists entirely of “outside directors” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Code. The Committee has full authority to establish and interpret rules and regulations relating to the plan, to select plan participants, to determine the performance objectives and corresponding award opportunities for each participant, to approve all the awards and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the plan.

Eligibility

Generally, all of the officers of the Company and its subsidiaries are eligible to participate in the plan for any fiscal year. However, participation is limited to those officers selected each fiscal year by the Committee. The Company and its subsidiaries currently have 96 officers. Two officers have been designated as participants in the plan for the 2002 fiscal year.

Determination of Performance Goals and Awards

For each fiscal year, the Committee will determine the performance objectives and the corresponding award opportunities for each participant. Performance objectives may be expressed in terms of (i) earnings per share, (ii) return on assets, (iii) return on invested capital, (iv) revenue, (v) operating income, (vi) cash flow, (vii) total shareholder return or (viii) any combination of the foregoing. Performance objectives may be expressed as a combination of Company and/or operating unit performance objectives, may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

Generally, a participant earns an award for a fiscal year based on the Company’s and/or the applicable operating unit’s achievement of the applicable performance objectives. However, the Committee may in its sole discretion decrease (but not increase) the amount of an award that would otherwise be payable to a participant. The maximum award any participant may receive for any fiscal year is $5 million.

Adjustments

The Committee may, to the extent permitted under Section 162(m) of the Code and the Treasury Regulations promulgated thereunder without adversely affecting the treatment of the award as “performance-based compensation,” provide for the manner in which performance will be measured against the performance objectives or adjust the performance objectives to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

Payment of Awards

As soon as practicable after the close of a fiscal year and prior to the payment of an award, the Committee will review the Company’s and/or operating units’ performance and certify in writing the extent to which the applicable performance objectives have been achieved. Generally, each award to the extent earned is paid in a single lump sum cash payment as soon as practicable following the Committee’s certification, although a participant may elect to defer all or a portion of an award if permitted by a deferred compensation plan adopted by, or an agreement entered into with, the Company or any of its subsidiaries (provided that the deferral does not adversely affect the treatment of the award as performance-based compensation). Generally, no award is payable to a participant unless the participant is employed by the Company or one of its subsidiaries on the payment date. However, if a participant’s employment is terminated by reason of the participant’s death, disability or retirement after age 55 with 10 years of continuous service with the Company, the participant will be entitled to a pro-rata portion of the award otherwise payable for that year.

Upon a “change in control” (as defined in the plan) of the Company, the minimum award payable to each participant for the year in which the change in control occurs will be the greatest of (i) the award or bonus paid to the participant for the prior year, (ii) the award amount payable assuming the target level of the performance objectives is achieved, and (iii) the award that would be payable based on the Company’s actual performance through the date of the change in control.

In addition, if following a change in control and prior to the payment of awards for the fiscal year in which the change in control occurs, a participant’s employment is terminated by the Company without “cause” or by the participant for “good reason” (as such terms are defined in the plan), the participant will be entitled to the award otherwise payable for the fiscal year had the participant remained employed with the Company through the payment date of awards for such year. Further, if a participant’s employment is terminated without cause prior to a change in control, but the participant can reasonably demonstrate that the termination arose in connection with, or in anticipation of, a change in control, the termination will be treated as if it occurred after a change in control, if a change in control actually occurs.

Amendment and Termination

The Committee may amend or terminate the plan at any time, other than through and including the fiscal year in which a change in control occurs (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or (ii) otherwise in connection with a change in control. In addition, no amendment or termination may affect any award made under the plan prior to such amendment or termination.

Certain Federal Income Tax Consequences

For federal income tax purposes, the amount of an award under the plan generally will be includable in income by the recipient and deductible by the Company. Section 162(m) of the Code generally limits the ability of a publicly-held corporation, such as the Company, to claim a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year. Section 162(m), however, does allow a deduction for payments of “performance-based compensation”, the material terms of which have been disclosed to and approved by shareholders. The Company has structured the plan with the intention that compensation paid under it (other than in connection with a change in control of the Company) will be qualified “performance-based compensation” under Section 162(m) of the Code and will be deductible. To qualify, the Company is seeking shareholder approval of the plan.

Under certain circumstances, the payment of an award under the plan in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the recipient may be subject to a 20% excise tax and the Company may be denied a tax deduction. If the executive is a party to a Key Executive Agreement (described beginning on page 18), however, the Company would be obligated under that Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax, equals the excise tax.

The amounts that will be received by each individual or group listed below under the plan cannot be determined at this time. The following table sets forth the amounts which would have been received by each individual or group for the last completed fiscal year if the plan had been in effect instead of the principal bonus plan in which the individuals actually participated in such fiscal year, and the amounts which each individual or group would receive for the 2002 fiscal year under the plan if the Company achieves its target performance objectives in 2002. Amounts paid under the plan for the 2002 fiscal year would increase if the Company exceeds its target performance objectives, and would decrease if the Company does not achieve its target performance objectives. No bonuses would be paid under the plan if the Company does not achieve threshold performance objectives.

Name of Individual or Group	Amount Which Would Have Been Received or Allocated for 2001 (1)	Amount to be Received or Allocated for 2002 if Company Achieves Target Performance Objectives
John T. Schuessler, Chairman of the Board, Chief Executive Officer and President	$0	$1,725,000
R. David Thomas, Senior Chairman of the Board and Founder	$0	(2)
Kerrii B. Anderson, Executive Vice President and Chief Financial Officer	$0	$862,500
Thomas J. Mueller, President and Chief Operating Officer - North America	Not a participant in the plan	Not a participant in the plan
George Condos, Executive Vice President	Not a participant in the plan	Not a participant in the plan
All Current Executive Officers as a Group	$0	$2,587,500

(1)	Based on the Company’s actual diluted earnings per share and return on assets achieved in 2001 and the performance objectives and corresponding award opportunities established for 2002.

(2)	Mr. Thomas died on January 8, 2002.

No other employees or non-employee Directors would have received benefits or allocations under the plan if it had been in effect for the last completed fiscal year, or will receive benefits or allocations under the plan for the 2002 fiscal year if the Company achieves its target performance objectives in 2002.

The affirmative vote of the holders of a majority of the common shares represented in person or by proxy at the meeting is necessary to approve the plan. Under Ohio law and the Company’s Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of approving the plan.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S REGULATIONS TO REVISE THE MINIMUM NUMBER OF DIRECTORS REQUIRED ON ANY COMMITTEE OF THE BOARD OF DIRECTORS FROM THREE TO ONE

Section 2.10 of the Company’s Regulations provides for the creation by the Directors of committees of Directors, each to consist of not less than three Directors. The requirement that at least three Directors serve on all committees was mandated by Ohio law in effect at the time the Regulations were adopted. In 1998, however, Ohio law was amended to permit committees of as few as one Director. The Board of Directors of the Company has approved, and recommends that the shareholders adopt, an amendment to Section 2.10 to reflect this change in Ohio law and to permit committees of one or more Directors. The text of the proposed amended first paragraph of Section 2.10 is attached to this Proxy Statement as Annex C.

Virtually all boards of directors of large publicly-owned companies operate with a committee structure to permit the board to address certain key areas in more depth than may be possible in a full board meeting. The number and size of committees varies widely from corporation to corporation and industry to industry.

The Board of Directors believes that committee assignments should reflect each Director’s experience, talent and interests, and no Director should be asked to serve on a committee simply because there is a requirement that three Directors serve on every committee. The Board of Directors believes that the composition of each committee should be appropriate to its purpose and that the proposed amendment will give it the flexibility to create smaller committees when appropriate. The Board of Directors also believes that smaller committees are sometimes more able to respond quickly than larger committees, particularly committees whose members are widely spread geographically, which can be useful when action is required between regularly scheduled meetings.

Approval of the proposed amendment is being sought because Ohio law and the Regulations require approval of the shareholders for any amendment to the Regulations. If adopted by the shareholders, the proposed amendment would become effective immediately without any additional action by the Company.

The affirmative vote of the holders of not less than a majority of the Company’s outstanding shares is required to amend the Regulations. Under Ohio law and the Company’s Regulations, abstentions and broker non-votes are counted as present, and the effect of an abstention or non-vote is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE AMENDMENT TO SECTION 2.10 OF THE COMPANY’S REGULATIONS. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of approving the proposed Amendment.

INDEPENDENT PUBLIC ACCOUNTANTS

The Directors have selected PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current fiscal year. PricewaterhouseCoopers LLP or one of its constituent firms has audited the Company’s financial statements for each of the last 32 years. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2003, a shareholder proposal pursuant to Securities and Exchange Commission Rule 14a-8 must be received by the Company no later than November 12, 2002. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals Other Than Pursuant to Rule 14a-8

With respect to any shareholder proposal not submitted pursuant to Securities and Exchange Commission Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2003, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than January 26, 2003, and (ii) the proponent complies with the other requirements set forth in Securities and Exchange Commission Rule 14a-4.

General Information

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE, OR TO VOTE ELECTRONICALLY AS DESCRIBED ON PAGE 1 OF THIS PROXY STATEMENT.

By order of the Board of Directors.

LEON M. McCORKLE, JR.
Secretary

Annex A
Section 2.02.    Number of Directors and Term of Office.
(A)     Until changed in accordance with law, the authorized number of directors of the Company shall be fifteen, divided into three classes consisting of five directors each. The election of each class of directors shall be a separate election. At each Annual Meeting, directors shall be elected to succeed the directors of the class whose terms shall expire in that year, and each director so elected shall hold office for a term of three years and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

(B)     The number of authorized directors, and the number of authorized directors in each class, may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present by the affirmative vote of the holders of not less than a majority of the shares which are represented at the meeting, in person or by proxy, and entitled to vote on such proposal.

(C)     The directors may change the authorized number of directors, in which case the directors shall determine the number of directors to be added or subtracted, as the case may be, from each class of directors, and the effect of such increase or decrease on each class need not be uniform; provided, however, that the directors may not (i) increase the number of directors to more than fifteen, (ii) reduce the number of directors to fewer than eleven nor (iii) reduce the number of directors of any class to fewer than three.

(D)     If the directors increase the authorized number of directors, each additional director so authorized shall create a vacancy in the board that may be filled as provided for in the Regulations. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director.

A-1

Annex B
WENDY’S INTERNATIONAL, INC.

SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN

1.     Purpose.   The purpose of the Senior Executive Annual Performance Plan (the “Plan”) is to enhance the ability of Wendy’s International, Inc. (the “Company”) and its subsidiaries to attract, motivate, reward, and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing additional compensation to designated key employees of the Company based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company and/or its Operating Units.
2.     Administration.   The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Performance Objectives of the Company and/or Operating Units and corresponding Award opportunities for each Participant for each fiscal year, to approve all Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that the Committee shall not be authorized to increase the amount of any Award payable to a Participant that would otherwise be payable pursuant to the terms of the Plan but may in its sole discretion decrease the amount of an Award that would otherwise be payable to a Participant pursuant to the terms of the Plan, and provided, further, that the Committee shall only exercise such discretion over the Plan and the Awards granted thereunder to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Awards as Performance-Based Compensation. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, its stockholders and the Participants and their beneficiaries.

3.     Eligible Officers.   Generally, all Officers are eligible to participate in the Plan for any fiscal year. However, participation shall be limited to those Officers selected by the Committee to participate in the Plan for each fiscal year in accordance with Section 4.

4.     Determination of Awards.   For each fiscal year, the Committee shall establish in writing by the earlier of (i) the date on which one-quarter of the fiscal year has elapsed or (ii) the date which is 90 days after the commencement of the fiscal year, and in any event while performance relating to Performance Objectives remains substantially uncertain, the Officers who shall be Participants during such fiscal year, the Performance Objectives and the corresponding Award opportunities for each Participant for the fiscal year, including the extent to which Awards will be payable for performance between each level of the Performance Objectives. The Committee may determine that different Performance Objectives are applicable to different Participants with respect to a specific fiscal year. The Company shall notify each Participant of the applicable Performance Objective for such Participant and his or her corresponding Award opportunities for each fiscal year. The maximum Award any Participant may receive for any fiscal year is $5 million.

5.     Payment of Awards.   As soon as practicable after the close of a fiscal year and prior to the payment of any Award, the Committee shall review the Company’s and/or Operating Units’ performance and certify in writing the extent to which the applicable Performance Objectives have been achieved. Each Award to the extent earned shall be paid in a single lump sum cash payment, less applicable withholding taxes, as soon as practicable following the Committee’s certification described in the preceding sentence. Notwithstanding the foregoing, a Participant may elect to defer all or a portion of any Award otherwise payable in accordance with this Section, if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with, the Company or any of its subsidiaries, provided that such deferral does not adversely affect the treatment of the Award as Performance-Based Compensation.

6.     Termination of Employment.   No Award for a fiscal year shall be payable to any Participant unless he or she is employed by the Company or one of its subsidiaries on the payment date for Awards payable in respect of the fiscal year, unless the Participant’s employment was terminated because of his or her (i) death, (ii) disability or (iii) retirement after attaining age 55 and the completion of 10 years of continuous service with the Company, in which event the Participant will be entitled to a pro-rata portion (which shall be 100% if such termination occurs after the end of the fiscal year and prior to the payment date) of the Award otherwise payable in respect of that fiscal year, subject to the Committee’s discretion in the first proviso of Section 2 hereof.

7.     Change in Control.   Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control of the Company, the following provisions shall apply:
(i)     The minimum Award payable to each Participant in respect of the fiscal year in which the Change in Control occurs shall be the greatest of:

(A)     the Award or other annual bonus paid or payable to the Participant in respect of the fiscal year prior to the year in which the Change in Control occurs;

(B)     the Award amount that would be payable to the Participant assuming that the Company achieved the target level of the Performance Objectives for such fiscal year; and

(C)     the Award amount that would be payable to the Participant based on the Company’s actual performance and achievement of applicable Performance Objectives for such fiscal year through the date of the Change in Control.

(ii)     Notwithstanding anything to the contrary contained herein, in the event that following the date of a Change in Control and prior to the payment date for Awards payable in respect of the fiscal year in which the Change in Control occurs a Participant’s employment is terminated by the Company and its subsidiaries without Cause or by the Participant for Good Reason, such Participant shall be entitled to receive the Award otherwise payable pursuant to the terms of the Plan in respect of that fiscal year as if he or she had remained in the employ of the Company through the payment date for Awards payable in respect of such fiscal year.

(iii)     If a Participant’s employment is terminated by the Company and its subsidiaries without Cause prior to the date of a Change in Control but the Participant reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement provided a Change in Control shall actually have occurred.

8.     Adjustments.   The Committee may, at the time Performance Objectives are determined for a fiscal year, or at any time prior to the final determination of Awards in respect of such fiscal year to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation, provide for the manner in which performance will be measured against the Performance Objectives (or to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of an Award as Performance-Based Compensation, may adjust the Performance Objectives) to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

9.     Designation of Beneficiary.   In the event of a Participant’s death prior to full payment of any Award hereunder, unless such Participant shall have designated a beneficiary or beneficiaries in accordance with this Section 9, payment of any Award due under the Plan shall be made to the beneficiary or beneficiaries designated by the Participant under the Company’s basic life insurance program, or if no beneficiary has been designated under the basic life insurance program, the Participant’s designated beneficiary dies prior to receiving any payment of an Award or if such designation shall for any reason be illegal or ineffective, Awards payable under the Plan shall be paid to the Participant’s estate. A beneficiary designation under this Plan, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Benefits Department of the Company. If a beneficiary has been designated under this Plan and such beneficiary dies prior to receiving any payment of an Award or if such designation shall for any reason be illegal or ineffective, Awards payable under the Plan shall be paid to the Participant’s estate.

10.    Amendment or Termination.  The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may affect any Award made under the Plan prior to that time; and provided further, however, that the Plan may not be amended or terminated through and including the fiscal year in which a Change in Control occurs (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, in either case provided a Change in Control shall actually have occurred.

11.    Miscellaneous Provisions

(a)    Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Officer or any Participant any right to be retained in the employ of the Company or any of its subsidiaries.

(b)    A Participant’s rights and interests under the Plan may not be assigned or transferred, except as provided in Section 9, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

(c)    The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(d)    The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

(e)    Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Company or any of its subsidiaries or to remove the individual from the employment of the Company or any of its subsidiaries at any time, all of which rights and powers are expressly reserved.

(f)    The adoption of the Plan is subject to the approval of the shareholders of the Company.

12.    Definitions.

(a)    “Award” shall mean the cash incentive award earned by a Participant under the Plan for any fiscal year.

(b)    “Base Salary” shall mean the Participant’s annual base salary actually paid by the Company and/or any of its subsidiaries and received by the Participant during the applicable fiscal year. Annual base salary does not include (i) Awards under the Plan, (ii) long-term incentive awards, (iii) signing bonuses or any similar bonuses, (iv) imputed income from such programs as executive life insurance, or (v) nonrecurring earnings such as moving expenses, and is based on salary earnings before reductions for such items as contributions under Sections 125 or 401(k) of the Code or pursuant to any nonqualified deferred compensation plan or agreement.

(c)    “Board” shall mean the Board of Directors of the Company.

(d)    “Cause” shall mean the termination of a Participant’s employment by reason of the Board’s good faith determination that the Participant (a) willfully and continually failed to substantially perform his or her duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties and such failure substantially to perform continues for at least fourteen (14) days, or (b) has willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (c) has otherwise materially breached the terms of his or her employment agreement with the Company, if applicable (each, an “Employment Agreement”) (including, without limitation, a voluntary termination of the Participant’s employment by the Participant during the term of such Employment Agreement). No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Company. Notwithstanding the foregoing, the Participant’s employment shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of conduct set forth above in clause (a), (b) or (c) of the first sentence of this definition and specifying the particulars thereof in detail, and (2) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of Participant’s counsel).

(e)    “Change in Control” shall mean the occurrence during the term of the Plan of:

(i)    An acquisition (other than directly from the Company) of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (B) the Company or its Subsidiaries, or (C) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii)    The individuals who, as of the date the Board adopted the Plan, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least seventy percent (70%) of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)    The consummation of:

(A)    A merger, consolidation or reorganization with or into the Company or a Subsidiary, or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger if:

(1)    the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such Merger (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Merger,

(2)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

(3)    no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that immediately prior to such Merger was maintained by the Company or any Subsidiary, or (iv) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities or its common stock.

(B)    A complete liquidation or dissolution of the Company; or

(C)    The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by the Company which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increase the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)    “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein. The Committee shall consist of at least two (2) members, each of whom shall be an “outside director” within the meaning of the regulations promulgated under Section 162(m) of the Code; provided, however, that for purposes of this sentence, if one or more members of the Committee is not an “outside director” and each member that is not an “outside director” recuses himself or herself or abstains from voting, with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting.

(h)    “Good Reason” shall mean the occurrence after a Change in Control of any of the following events or conditions without the Participant’s express written consent:

(i)    a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, does not represent a promotion from his or her status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect him or her to any of such positions, except in connection with the termination of his or her employment for disability, for Cause, as a result of his or her death or by the Participant other than for Good Reason;

(ii)    a reduction by the Company in the Participant’s Base Salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time, or a failure to increase Participant’s Base Salary as of his or her established annual salary review date in any calendar year by a percentage at least as great as the annual increase in the Consumer Price Index for All Urban Consumers and for All Items most recently published by the United States Bureau of Labor Statistics prior to such salary review date;

(iii)    the Company’s requiring the Participant to be based at any place outside a 30-mile radius from the Participant’s business office location immediately prior to the Change in Control, except for reasonably required travel on Company business which is not materially greater than such travel requirements prior to the Change in Control;

(iv)    the failure by the Company to continue to provide the Participant with compensation and benefits substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under the Participant’s Employment Agreement, if applicable, and those provided to him or her under any of the employee benefit plans in which the Participant becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him or her at the time of the Change in Control;

(v)    any material breach by the Company of any provision of the Participant’s Employment Agreement with the Company, if applicable; and

(vi)    the failure of the Company to notify the Participant within the 30-day period following any transfer of business and assets to any other person by merger, consolidation, sale of assets or otherwise, that the Company has obtained a satisfactory agreement from a successor or assign of the Company to assume and agree to perform the Participant’s Employment Agreement.

(i)    “Officer” shall mean any officer of the Company or any of its subsidiaries.

(j)    “Operating Unit”, for any fiscal year, shall mean a division, Company subsidiary, group, product line or product line grouping for which an income statement reflecting sales and operating income is produced.

(k)    “Participant”, for any fiscal year, shall mean an Officer selected by the Committee to participate in the Plan for such fiscal year.

(l)    “Performance-Based Compensation” shall mean “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(m)    “Performance Objectives”, for any fiscal year, shall mean one or more financial performance objectives of the Company and/or Operating Unit(s) established by the Committee in accordance with Section 4, which may include threshold Performance Objectives, target Performance Objectives and maximum Award Performance Objectives. Performance Objectives may be expressed in terms of earnings per share, earnings (which may be expressed as earnings before specified items), return on assets, return on invested capital, revenue, operating income, cash flow, total shareholder return or any combination thereof. Performance Objectives may be expressed as a combination of Company and/or Operating Unit(s) Performance Objectives and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

Annex C

Section 2.10.    Committees of the Directors.  The directors may create one or more committees of directors, each to consist of not less than one director, and may authorize the delegation to such committees any of the authority of the directors, however conferred, other than that of filling vacancies among the directors or in any committee of the directors.

C-1

[COMPANY LOGO]

Dear Wendy’s Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy’s International, Inc. The meeting will be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, May 1, 2002, beginning at 10 a.m., local time.

We will approve an amendment to Section 2.02 of the Company’s Regulations which would permit the Directors of the Company to set the number of Directors, and the number of Directors in each class, within a specified range; elect directors; approve the Senior Executive Annual Performance Plan; approve an amendment to Section 2.10 of the Company’s Regulations to revise the minimum number of Directors required on any committee of the Board of Directors from three to one; and transact such other business as may properly come before the meeting. We will also give you an overview on our strategies with Wendy’s and Tim Hortons restaurants. We hope you will be able to join us.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy’s directors.

As an alternative, we are offering shareholders the opportunity to vote their shares electronically through the internet or by telephone. To vote by internet, log on to www.voteproxy.com and follow the on-screen instructions. To vote by telephone (touch-tone phone only), call 1-800-PROXIES and follow the recorded instructions. Please have your control number available when you vote by internet or telephone.

Sincerely,

Jack Schuessler

John T. Schuessler
Chairman of the Board,
Chief Executive Officer and President

"  òò  Please Detach and Mail in the Envelope Provided  òò  "

x	Please mark your votes as this example.

	FOR	WITHHELD				FOR	AGAINST	ABSTAIN
2. Election of Directors	☐	☐	Nominees:	Thekla R. Shackelford John T. Schuessler Kerrii B. Anderson William E. Kirwan	1. Approval of an amendment to Section 2.02 of the Company’s Regulations to permit the Directors to set the number of Directors, and the number of Directors in each class, within a specified range.	☐	☐	☐

				Ronald E.Musick (if proposal no. 1 is not approved)	3. Approval of the Senior Executive Annual Performance Plan.	☐	☐	☐

FOR, except vote withheld from the following nominee(s): The Board of Directors recommends a vote FOR the nominees and FOR proposals 1, 3 and 4.					4. Approval of an amendment to Section 2.10 of the Company’s Regulations to revise the minimum number of Directors required on any committee of the Board of Directors from three to one.	☐	☐	☐

					5. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.	☐	☐	☐

I plan to attend the meeting	☐	I do not plan to attend the meeting	☐	Change of address/comments on reverse side	☐

SIGNATURE(S)	DATE
NOTE:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

ANNUAL MEETING OF SHAREHOLDERS OF

WENDY’S INTERNATIONAL, INC.

Wednesday, May 1, 2002

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS	è

WENDY’S INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting May 1, 2002

The undersigned hereby constitutes and appoints John T. Schuessler, Kerrii B. Anderson and Leon M. McCorkle, Jr., and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy’s International, Inc. to be held at the Aladdin Shrine Temple, 3850 Stelzer Road, Columbus, Ohio 43219, on Wednesday, May 1, 2002, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you either sign and return this card or vote electronically.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR approval of the amendment to Section 2.02 of the Company’s Regulations described herein, FOR the election of directors, FOR approval of the Senior Executive Annual Performance Plan, and FOR approval of the amendment to Section 2.10 of the Company’s Regulations described herein.

COMMENTS: (Change of address)

(If you have written in the above space, please mark the corresponding box on the reverse side of the card)

SEE REVERSE SIDE